Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Full Year and Fourth Quarter Results

Whippany, New Jersey, November 13, 2025 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its full year and fiscal fourth quarter ended September 27, 2025.

Fiscal Year 2025 Results

Net income for fiscal 2025 was $106.6 million, or $1.64 per Common Unit, compared to $74.2 million, or $1.15 per Common Unit, in fiscal 2024.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA,” as defined and reconciled below) increased $28.0 million, or 11.2%, to $278.0 million for fiscal 2025, compared to $250.0 million in the prior year.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “Fiscal 2025 was an outstanding year for Suburban Propane -- delivering solid operating results, making continued progress on the execution of our long-term strategic initiatives and improving our financial metrics. We experienced strong propane demand in the aftermath of Hurricanes Helene and Milton, and from widespread cold weather across much of our operating footprint during the most critical months for heat-related demand from mid-December through February. Our dedicated operating personnel were well-prepared and executed safely and tirelessly in response to the increased demand, which enabled us to deliver a 5.9% increase in volumes sold compared to the prior year. The strong volume performance, combined with effective margin management during a rising commodity price environment and expense discipline, contributed to an 11.2% increase in Adjusted EBITDA compared to the prior year.”

Mr. Stivala continued, “During the fiscal year, we utilized excess cash flows and net proceeds under our At-the-Market (“ATM”) equity program to support the growth of our core propane operations, advance the buildout of our renewable energy platform, and to reduce debt. In addition to the improvement in earnings, we continued to advance our long-term strategic growth initiatives in fiscal 2025. Specifically, we accomplished the following strategic objectives during fiscal 2025:

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Acquired and integrated a well-run propane business in strategic markets in New Mexico and Arizona for total consideration of approximately $53.0 million;
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Subsequent to the end of fiscal 2025, we further invested in the growth of our core propane segment with the acquisition of two high-quality businesses in attractive markets in California for total consideration of $24.0 million;
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Created a dedicated sales and business development team focused on specific propane verticals that are less weather sensitive;
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Continued to identify and foster new market expansion efforts to establish or extend our presence and grow market share;

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Entered into a multi-year partnership with NASCAR and Speedway Motorsports, making Suburban Propane the official propane partner of NASCAR and Speedway Motorsports;
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Expanded our renewable natural gas (“RNG”) operations team, which enabled us to internally manage key compliance functions and drive operational and safety excellence at our RNG production facilities; and we continued to advance our capital projects to construct an anaerobic digester system in upstate New York and install gas upgrade equipment at our existing anaerobic digestion facility in Columbus, Ohio; and
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Launched an ATM equity program to sell up to $100.0 million of newly issued Common Units, raising $23.5 million in net proceeds from the sale of 1.3 million Common Units. Proceeds from the ATM equity program will continue to be used to support our ongoing pursuit of opportunistic growth and accelerate debt reduction.”

Concluding his remarks, Mr. Stivala stated, “In addition to the strong operating performance, during fiscal 2025 we embarked on a multi-year technology modernization initiative that will simplify the way we operate, consolidate our systems platform and improve the tools we use to serve our customers -- delivering a better experience for both our employees and our customers, while maintaining our personalized, local service model.”

Retail propane gallons sold in fiscal 2025 totaled 400.5 million gallons, an increase of 5.9% compared to the prior year. The increase was primarily driven by sustained widespread cold temperatures during the most critical months for heat-related demand, increased demand for backup power generation and other applications in the Southeast following Hurricanes Helene and Milton, continued growth in our counter seasonal national accounts business, and incremental volumes from the Partnership’s recent propane acquisitions. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for fiscal 2025 were 9% warmer than normal and 4% cooler than the prior year. During January and February, which are critical months for heat-related demand during the heating season, average temperatures were comparable to normal and 13% colder than the same period last year.

Average propane prices (basis Mont Belvieu, Texas) for fiscal 2025 increased 5.8% compared to the prior year. Total gross margins of $868.8 million for fiscal 2025 increased $63.8 million, or 7.9%, compared to the prior year. Gross margins for fiscal 2025 included an unrealized gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities of $2.4 million, compared to an unrealized loss of $14.6 million in fiscal 2024. These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Excluding the impact of these unrealized mark-to-market adjustments, gross margin for fiscal 2025 increased $46.8 million, or 5.7%, compared to the prior year, primarily due to higher propane volumes sold and higher propane unit margins. Excluding the impact of these unrealized mark-to-market adjustments, propane unit margins for fiscal 2025 increased approximately $0.02 per gallon, or 1.0%, compared to the prior year.

Combined operating and general and administrative expenses of $590.5 million for fiscal 2025 increased $23.7 million, or 4.2%, compared to the prior year, primarily due to higher payroll and benefit-related expenses, overtime and other variable operating costs to support the increased activities associated with incremental customer demand, as well as higher variable compensation expense associated with the increase in earnings and costs related to the technology transformation initiative.

Adjusted EBITDA for fiscal 2025 also excludes the following non-cash adjustments: equity in losses and other-than-temporary impairment charges in certain unconsolidated affiliates totaling $29.9 million; income from the reversal of an earnout reserve established in connection with the RNG acquisition of $6.2 million; and pension settlement charges of $0.5 million, which were reported within Other, net on the statement of operations.

During fiscal 2025, the Partnership utilized cash flows from operating activities and net proceeds of $23.5 million from the issuance of Common Units under its ATM equity program to fund its long-term strategic growth initiatives, including the acquisition of a propane business for total consideration of $53.0 million, growth capital expenditures of $27.0 million to advance the construction activities at its RNG production facilities, and repayment of outstanding borrowings under its revolving credit facility of $1.8 million. The Consolidated Leverage Ratio, as defined in the Partnership’s revolving credit agreement, for the fiscal year ended September 27, 2025 improved to 4.29x, compared to 4.76x for the fiscal year ended September 28, 2024.

Fourth Quarter of Fiscal Year 2025 Results

Consistent with the seasonal nature of the propane business, the Partnership typically reports a net loss for its fiscal fourth quarter. Net loss for the fourth quarter of fiscal 2025 was $35.1 million, or $0.53 per Common Unit, compared to a net loss of $44.6 million, or $0.69 per Common Unit, in fiscal 2024. Net loss for the fourth quarter of fiscal 2025 included a $1.0 million unrealized gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $6.5 million unrealized loss in the fourth quarter of the prior year. As noted above, these non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Adjusted EBITDA for the fourth quarter of fiscal 2025 was $0.7 million, compared to $0.8 million in the fourth quarter of fiscal 2024. Retail propane gallons sold were 60.8 million gallons for the fourth quarter of fiscal 2025, which increased 1.8% compared to the prior year fourth quarter.

As previously announced on October 23, 2025, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended September 27, 2025. On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution was paid on November 12, 2025, to Common Unitholders of record as of November 4, 2025.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas (“RNG”), fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 750 locations across 42 states.

Suburban Propane is supported by three core pillars: (1) Suburban Commitment to Excellence – showcasing Suburban Propane’s almost 100-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting propane and renewable propane as versatile, low-carbon energy solutions and investing in the next generation of innovative, renewable energy alternatives.

For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

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The impact of weather conditions on the demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, renewable natural gas (“RNG”) and electricity;
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The impact of climate change and potential climate change legislation on the Partnership and demand for propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
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Volatility in the unit cost of propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;
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The ability of the Partnership to compete with other suppliers of propane, renewable propane, fuel oil, RNG and other energy sources;
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The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including hostilities in the Middle East, Russian military action in Ukraine, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters;
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Economic volatility and downturns, including as a result of tariffs and trade conflict and uncertainty;
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The ability of the Partnership to acquire and maintain sufficient volumes of, and the costs to the Partnership of acquiring, reliably transporting and storing, propane, renewable propane, fuel oil and other refined fuels;
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The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
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The ability of the Partnership to retain customers or acquire new customers;
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The impact of customer conservation, energy efficiency, general economic conditions and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
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The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;
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Risks related to the Partnership’s renewable fuel projects and investments, including the willingness of customers to purchase fuels generated by the projects, the permitting, financing, construction, development and operation of supporting facilities, the Partnership’s ability to generate a sufficient return on its renewable fuel projects, the Partnership’s dependence on third-party partners to help manage and operate renewable fuel investment projects, and increased or changing regulation and dependence on government incentives for commercial viability of renewable fuel investment projects;
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The generation and monetization of environmental attributes produced by the Partnership’s renewable fuel projects, changes to legislation or regulations concerning the generation and monetization of environmental attributes and pricing volatility in the open markets where environmental attributes are traded;
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The impact of changes in applicable laws and government regulations, or their interpretations, including those relating to the environment and climate change, permitting, human health and safety, derivative instruments, the sale or marketing of propane and renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, including the impact of recently adopted and proposed changes to New York law and changed priorities of the U.S. presidential administration, and other regulatory developments that could impose costs and liabilities on the Partnership’s business;
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The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
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The impact of legal risks and proceedings on the Partnership’s business;
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The impact of operating hazards that could adversely affect the Partnership’s reputation and its operating results to the extent not covered by insurance;
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The Partnership’s ability to make strategic acquisitions, successfully integrate them and realize the expected benefits of those acquisitions;
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The ability of the Partnership and any third-party service providers on which it may rely for support or services to continue to combat cybersecurity threats to their respective and shared networks and information technology;
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Risks related to the Partnership’s plans to diversify its business;
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Risks related to the Partnership’s current and future debt obligations that may limit its ability to make distributions to Unitholders, as well as its financial flexibility;
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The impact of current conditions in the global capital, credit and environmental attribute markets, and general economic pressures; and
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Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 28, 2024 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended September 27, 2025 and September 28, 2024

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Revenues
Propane	$183,065	$179,067	$1,265,494	$1,150,034
Fuel oil and refined fuels	6,606	7,336	67,352	73,783
Natural gas and electricity	4,677	5,349	24,593	25,877
All other	17,028	16,889	75,079	77,478
	211,376	208,641	1,432,518	1,327,172

Costs and expenses
Cost of products sold	74,623	84,623	563,706	522,196
Operating	114,021	110,594	494,079	476,857
General and administrative	20,879	18,494	96,380	89,894
Depreciation and amortization	18,608	17,478	72,042	66,975
	228,131	231,189	1,226,207	1,155,922

Operating (loss) income	(16,755)	(22,548)	206,311	171,250

Loss on debt extinguishment	—	—	—	215
Interest expense, net	17,205	18,050	76,265	74,590
Other, net	629	3,781	22,128	21,537

(Loss) income before provision for income taxes	(34,589)	(44,379)	107,918	74,908
Provision for income taxes	547	210	1,348	734

Net (loss) income	$(35,136)	$(44,589)	$106,570	$74,174

Net (loss) income per Common Unit - basic	$(0.53)	$(0.69)	$1.64	$1.15
Weighted average number of Common Units outstanding - basic	65,819	64,403	65,111	64,306

Net (loss) income per Common Unit - diluted	$(0.53)	$(0.69)	$1.62	$1.14
Weighted average number of Common Units outstanding - diluted	65,819	64,403	65,589	64,841

Supplemental Information:
EBITDA (a)	$1,224	$(8,851)	$256,225	$216,473
Adjusted EBITDA (a)	$664	$754	$278,028	$250,043
Retail gallons sold:
Propane	60,817	59,733	400,496	378,258
Refined fuels	1,841	1,968	16,490	16,861
Capital expenditures:
Maintenance	$6,081	$4,891	$23,585	$20,903
Growth	$8,047	$14,165	$48,375	$38,526

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(a) EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net (loss) income	$(35,136)	$(44,589)	$106,570	$74,174
Add:
Provision for income taxes	547	210	1,348	734
Interest expense, net	17,205	18,050	76,265	74,590
Depreciation and amortization	18,608	17,478	72,042	66,975
EBITDA	1,224	(8,851)	256,225	216,473
Equity in losses and impairment charges for investments in unconsolidated affiliates	6,519	2,998	29,891	18,119
Pension settlement charge	78	88	528	638
Unrealized non-cash (gains) losses on changes in fair value of derivatives	(963)	6,519	(2,422)	14,598
Reversal of the earnout reserve established in connection with the RNG acquisition	(6,194)	—	(6,194)	—
Loss on debt extinguishment	—	—	—	215
Adjusted EBITDA	$664	$754	$278,028	$250,043

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results. As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the SEC. Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.